COMPUTER SCIENCES CORPORATION
REVENUES BY MARKET SEGMENT
(In millions)

	First Quarter Ended		% of Total
	July 2, 2004	July 4, 2003	Fiscal 2005	Fiscal 2004

U.S. commercial	$ 911.6	$ 937.9	25%	27%
Europe	940.1	819.2	25	23
Other International	304.1	291.8	8	8
Global Commercial	2,155.8	2,048.9	58	58

Department of Defense	929.7	897.9	25	25
Civil agencies	597.1	547.1	16	15
Other (1)	53.8	60.9	1	2
U.S. federal government	1,580.6	1,505.9	42	42
Total Revenues	$3,736.4 ======	$3,554.8 ======	100% ====	100% ====

(1) Other revenues consist of state and local government as well as commercial contracts performed by the U.S.
Federal sector reporting segment.

Note:

The table presents revenues for each year by reportable segment as disclosed in the Form 10-Q. In past years, revenues by market sector were presented, which differs slightly due to the classification of certain overlapping activities between segments. For simplicity this secondary presentation has been eliminated. The total classification difference between the two presentations was $15.6 million for the quarter ended July 2, 2004.